Exhibit 10.23

RETIREMENT BENEFITS OF
EDWARD M. LIDDY AND CASEY J. SYLLA

        Mr. Liddy and Mr. Sylla each will receive a pension enhancement payable from a nonqualified pension plan upon termination, retirement, death or change of control. Mr. Liddy will receive an enhanced pension benefit that assumes an additional five years of age and service under the pension formula of Allstate's qualified pension plan through age 61. At age 62 and after, the enhancement is based on the maximum credited service under the pension formula. Mr. Sylla will receive an enhanced pension benefit based on the addition of five years of age and service if he retires from Allstate on or after age 63. These enhancements are considered to be supplemental retirement plans in the event of a change of control.